Press Release                                                                Source:  Extreme Mobile Coatings Worldwide Corp.

Extreme Mobile Coatings Worldwide Corp. files to amend name and to reverse shares of common stock.

Nicholasville, Kentucky, May 27, 2010 – Extreme Mobile Coatings Worldwide Corp. (OTCBB “EMWW”) announces that they have approved an Amendment to the Certificate of Incorporation of the Company.  The approval was to amend the name of the Company to Structural Enhancement Technologies Corp. and to effectuate a reverse split of its common stock at a ratio of ONE HUNDRED (100) to One (1).  The Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 19, 2010.

The Holding Company’s name is being changed to indicate our growing business plan of increasing our other areas of operations and coatings.  Extreme Mobile Coatings, Inc., our wholly owned subsidiary, will continue to operate under its current name.

The Company has been in discussions with an investment banking firm about conducting a raise of capital, via a PIPE, and in anticipation of this raise, it was determined that a re-capitalization and change of name was necessary to attract the interest of potential investors.

Charlie Woodward, Extreme Mobile Coatings President and CEO states, “We hope that the re-capitalization of our shares of common stock will position us to allow a raise of private capital that will enable our projected expansion of operations. The change of name will better show our varied lines of coatings and better explain our business model.”

About Extreme Mobile Coatings:
Through its wholly owned subsidiary, Extreme Mobile Coatings, Inc., based in Nicholasville, Kentucky,  offers franchise opportunities to operate a mobile business which provides painting or coating on various surfaces utilizing a special patented mobile system developed by Environmental Infrastructure Holdings Corp. (“EIHC”) formerly Xiom Corp. and licensed to Extreme.  In addition, Extreme operates a mobile coating business in and around Nicholasville, Kentucky.

For more information regarding the companies listed herein, please see:
www.extrememobilecoating.com
www.xiom-corp.com.

Forward-Looking Statements
This press release contains forward-looking statements, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words may, will, expect, anticipate, intend, could, estimate, or continue or the negative or other variations thereof or comparable terminology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond the Company's control and actual results.

Contact:
Structural Enhancement Technologies Corp.
Erin Wobbekind
859-887-1199

Source: Structural Enhancement Technologies Corp., f/k/a Extreme Mobile Coatings Worldwide Corp.